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Contacts:

Jim Kent
Vice President, Treasurer
510.923.2717

       CHIRON ELECTS NOT TO PROCEED WITH CONVERTIBLE BOND EXCHANGE OFFER

EMERYVILLE, CA, May 15, 2000--Chiron Corporation (Nasdaq: CHIR) announced today that due to market conditions it has elected not to proceed with its previously announced bond exchange offer, which commenced April 17. As indicated in the exchange offer materials, Chiron's obligation to proceed with the exchange offer is conditioned in part on a stock price average of between $40-$55 per share. The actual average share price is below the indicated range. Chiron intends to promptly return all notes tendered in the exchange offer.

Management noted that Chiron has cash and marketable securities in excess of $1.4 billion and that the intention of the bond exchange was not to raise new capital, but to restructure the terms of its existing indebtedness.

The Company further noted that, while the exchange offer was pending, it had suspended its previously announced stock repurchase program, which is designed to offset dilution associated with employee stock option plans and similar employee benefits. Now that the exchange offer has been terminated, management intends to continue the stock repurchase program.

About Chiron

Chiron Corporation is a leading biotechnology company that participates in three global healthcare markets: biopharmaceuticals, vaccines and blood testing. The company is applying a broad and integrated scientific approach to the development of innovative products for preventing and treating cancer, infection and cardiovascular disease. For more information about Chiron, visit the company's Web site at www.chiron.com.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. A FULL DISCUSSION OF THE COMPANY'S OPERATIONS AND FINANCIAL CONDITION, INCLUDING FACTORS THAT MAY AFFECT ITS BUSINESS AND FUTURE PROSPECTS, IS CONTAINED IN DOCUMENTS THE COMPANY FILES WITH THE SEC, SUCH AS FORM 10-Q AND 10-K. THESE DOCUMENTS IDENTIFY IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL PERFORMANCE TO DIFFER FROM CURRENT EXPECTATIONS, INCLUDING THE OUTCOME OF CLINICAL TRIALS, REGULATORY REVIEW, MANUFACTURING CAPABILITIES AND MARKETING EFFECTIVENESS.

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